                                                                     EXHIBIT 2.1

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                                GOOD GUYS, INC.,

                                  COMPUSA INC.

                                       and

                           GLADIATOR ACQUISITION CORP.

                       ==================================

                          AGREEMENT AND PLAN OF MERGER

                       ==================================

                         Dated as of September 29, 2003

================================================================================

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                                TABLE OF CONTENTS

                                                                                                                    Page No.
                                                                                                                    --------
ARTICLE I.            THE MERGER........................................................................               1
     SECTION 1.1.     The Merger........................................................................               1
     SECTION 1.2.     Closing...........................................................................               1
     SECTION 1.3.     Effective Time....................................................................               2
     SECTION 1.4.     Effect of the Merger..............................................................               2
     SECTION 1.5.     Subsequent Actions................................................................               2
     SECTION 1.6.     Certificate of Incorporation; By-Laws; Directors and Officers.....................               2

ARTICLE II.           CONVERSION OF SECURITIES..........................................................               3
     SECTION 2.1.     Conversion of Capital Stock.......................................................               3
     SECTION 2.2.     Exchange of Certificates..........................................................               4
     SECTION 2.3.     Stock Plans.......................................................................               6

ARTICLE III.          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB.......................               7
     SECTION 3.1.     Corporate Organization............................................................               7
     SECTION 3.2.     Authority Relative to this Agreement..............................................               7
     SECTION 3.3.     No Conflict; Required Filings and Consents........................................               8
     SECTION 3.4.     Financing Arrangements............................................................               8
     SECTION 3.5.     No Prior Activities...............................................................               8
     SECTION 3.6.     Litigation........................................................................               9
     SECTION 3.7.     Brokers...........................................................................               9
     SECTION 3.8.     Information Supplied..............................................................               9

ARTICLE IV.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................               9
     SECTION 4.1.     Organization and Qualification; Subsidiaries......................................               9
     SECTION 4.2.     Capitalization....................................................................              10
     SECTION 4.3.     Authority Relative to this Agreement..............................................              12
     SECTION 4.4.     No Conflict; Required Filings and Consents........................................              12
     SECTION 4.5.     SEC Filings; Financial Statements.................................................              13
     SECTION 4.6.     Absence of Certain Changes or Events..............................................              13
     SECTION 4.7.     Litigation........................................................................              15
     SECTION 4.8.     Employee Benefit Plans............................................................              15
     SECTION 4.9.     Properties........................................................................              17
     SECTION 4.10.    Intellectual Property.............................................................              18
     SECTION 4.11.    Insurance.........................................................................              20
     SECTION 4.12.    Environmental.....................................................................              20
     SECTION 4.13.    Material Contracts................................................................              22
     SECTION 4.14.    Conduct of Business...............................................................              23
     SECTION 4.15.    Compliance with Law...............................................................              24

                                  (i)

     SECTION 4.16.    Taxes.............................................................................              25
     SECTION 4.17.    Labor Relations...................................................................              27
     SECTION 4.18.    Transactions with Affiliates......................................................              27
     SECTION 4.19.    Brokers...........................................................................              27
     SECTION 4.20.    Control Share Acquisition.........................................................              27
     SECTION 4.21.    Vote Required.....................................................................              27
     SECTION 4.22.    Investment Company................................................................              28
     SECTION 4.23.    Information Supplied..............................................................              28
     SECTION 4.24.    WARN..............................................................................              28
     SECTION 4.25.    Suppliers.........................................................................              28
     SECTION 4.26.    Bank Accounts.....................................................................              28
     SECTION 4.27.    Board Action......................................................................              29
     SECTION 4.28.    Opinion of Financial Advisor......................................................              29
     SECTION 4.29.    Disclosure........................................................................              29

ARTICLE V.            CONDUCT OF BUSINESS PENDING THE MERGER............................................              29
     SECTION 5.1.     Conduct of Business by the Company Pending the Merger.............................              29
     SECTION 5.2.     No Solicitation...................................................................              32

ARTICLE VI.           ADDITIONAL AGREEMENTS.............................................................              34
     SECTION 6.1.     Proxy Statement...................................................................              34
     SECTION 6.2.     Meeting of Stockholders of the Company............................................              35
     SECTION 6.3.     Compliance with Law...............................................................              35
     SECTION 6.4.     Notification of Certain Matters...................................................              35
     SECTION 6.5.     Access to Information.............................................................              36
     SECTION 6.6.     Public Announcements..............................................................              36
     SECTION 6.7.     Reasonable Best Efforts; Cooperation..............................................              36
     SECTION 6.8.     Agreement to Defend and Indemnify.................................................              36
     SECTION 6.9.     Employee Benefits.................................................................              37
     SECTION 6.10.    State Takeover Laws...............................................................              38
     SECTION 6.11.    SEC Reports.......................................................................              38
     SECTION 6.12.    Delisting.........................................................................              38
     SECTION 6.13.    Resignations......................................................................              38
     SECTION 6.14.    Communications to Employees.......................................................              38
     SECTION 6.15.    Transfer Taxes....................................................................              38
     SECTION 6.16.    Voting of Company Common Stock....................................................              38

ARTICLE VII.          CONDITIONS OF MERGER..............................................................              39
     SECTION 7.1.     Conditions for Each Party's Obligations to Effect the Merger......................              39
     SECTION 7.2.     Additional Conditions to Obligation of the Company to Effect the Merger...........              39
     SECTION 7.3.     Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger              40

                                 (ii)

ARTICLE VIII.         TERMINATION, AMENDMENT AND WAIVER.................................................              41
     SECTION 8.1.     Termination.......................................................................              41
     SECTION 8.2.     Effect of Termination.............................................................              42

ARTICLE IX.           GENERAL PROVISIONS................................................................              43
     SECTION 9.1.     Non-Survival of Representations, Warranties and Agreements........................              43
     SECTION 9.2.     Notices...........................................................................              43
     SECTION 9.3.     Expenses..........................................................................              44
     SECTION 9.4.     Certain Definitions...............................................................              44
     SECTION 9.5.     Headings..........................................................................              46
     SECTION 9.6.     Severability......................................................................              46
     SECTION 9.7.     Entire Agreement; No Third-Party Beneficiaries....................................              46
     SECTION 9.8.     Assignment........................................................................              46
     SECTION 9.9.     Governing Law.....................................................................              46
     SECTION 9.10.    Amendment.........................................................................              46
     SECTION 9.11.    Waiver............................................................................              46
     SECTION 9.12.    Counterparts......................................................................              46

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of September 29, 2003 (this "Agreement"), among Good Guys, Inc., a Delaware corporation (the "Company"), CompUSA Inc., a Delaware corporation ("Parent"), and Gladiator Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H :

                  WHEREAS, the Board of Directors of the Company (the "Board of Directors") and the Boards of Directors of Parent and Merger Sub have each determined that it is advisable and in the best interests of their respective stockholders for Merger Sub to merge with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (as in effect from time to time, "Delaware Law") and upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors and the Boards of Directors of Parent and Merger Sub have approved the Merger; and

                  WHEREAS, Parent and Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

                  SECTION 1.1. The Merger. At the Effective Time (as defined in
Section 1.3) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

                  SECTION 1.2. Closing. The closing of the Merger (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 at 10:00 am on the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Section 7.1, or, if on such day any condition set forth in Section 7.2 or 7.3 has not been satisfied (or, to the extent permitted by law, waived by the party entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), but subject to the fulfillment or, to the extent permitted by law, waiver of those conditions by the parties entitled to the benefits thereof, or at such other place, time and date as shall be agreed in writing among Parent, Merger Sub and the Company.

The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." For purposes of this Agreement, "business day" shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

                  SECTION 1.3. Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file, a certificate of merger or other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is filed with such Secretary of State, or at such later time as Parent, Merger Sub and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                  SECTION 1.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.5. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  SECTION 1.6. Certificate of Incorporation; By-Laws; Directors and Officers.

                  (a) Unless otherwise determined by Merger Sub before the Effective Time, at the Effective Time the Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate"), as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                  (b) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                  (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and, except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                                   ARTICLE II.

                            CONVERSION OF SECURITIES

                  SECTION 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the stockholders of any of the foregoing, the shares of stock of the constituent corporations shall be converted as follows:

                  (a) Common Stock of Merger Sub. The shares of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the number of shares of fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the number of shares of Company Common Stock (as defined below) outstanding immediately prior to the Effective Time.

                  (b) Cancellation of Treasury Stock and Merger Sub-Owned Company Common Stock. Each issued and outstanding share of common stock, par value $.001 per share, of the Company (the "Company Common Stock") that is owned by Merger Sub or any subsidiary of Merger Sub or held in the treasury of the Company (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion or Retention of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares or Dissenting Shares (as defined in
Section 2.1(d)) shall be converted into the right to receive $2.05 in cash following the Merger (the "Merger Consideration").

                  (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder's shares as determined in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with Delaware

Law), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right under Delaware Law. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of Company Common Stock of such holder shall be treated, at the Company's sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(c). The Company shall give prompt notice to Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock, and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

                  (e) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares and any shares owned by Parent or any subsidiary of Parent other than Merger Sub) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a "Certificate") shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except, in all cases, the right to receive the Merger Consideration. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

                  SECTION 2.2. Exchange of Certificates.

                  (a) Exchange Agent. Prior to the mailing of the Proxy Statement (as defined in Section 3.8), Merger Sub shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. Immediately after the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, the Merger Consideration (such cash consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on the Exchange Fund shall be paid to Parent.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares of Company Common Stock theretofore represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration as contemplated by this Section 2.2. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

                  (c) No Further Ownership Rights in Company Common Stock Exchanged For Cash. The Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

                  (e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b))), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

                  (g) Withholding Rights. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended and the treasury regulations promulgated thereunder (the "Code"), or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

                  SECTION 2.3. Stock Plans.

                  (a) Post-November 8, 2000 Options. The Company shall take all actions necessary to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock granted on or after November 8, 2000 under any of the Company's stock option plans referred to in Section 4.2 hereof, each as amended (the "Option Plans") and the option for 1,000,000 shares of Company Common Stock granted to Kenneth R. Weller on August 15, 2000 (collectively, the "Post-November 2000 Options"), whether or not then exercisable or vested, shall be cancelled and (ii) the Company shall provide the notice prescribed by the Company's 1994 Stock Incentive Plan to each holder of Post-November 2000 Options.

                  (b) Pre-November 8, 2000 Options. The Company shall use its reasonable best efforts to provide that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock granted prior to November 8, 2000 under any of the Company's Option Plans (collectively, the "Pre-November 2000 Options" and together with the Post-November 2000 Options, the "Options"), whether or not then exercisable or vested, shall be cancelled in accordance with applicable law and in a manner reasonably acceptable to Parent and the Company. The Company represents that as of the date hereof, there are 484,376 Pre-November 2000 Options outstanding and which are held of record by 197 Persons. In connection with the cancellation of the Pre-November 2000 Options, the Company shall not provide consideration to the holders thereof an amount in cash in excess of $100,000 in the aggregate.

                  (c) Warrants and Other Rights. The Company acknowledges and agrees that any and all other outstanding options (other than the Options), stock warrants and stock rights, other than the shares of Company Common Stock issuable upon conversion of the Note (as defined below) (collectively, "Warrants and Other Rights") granted pursuant to any option agreement, option plan, warrant agreement or otherwise (collectively, the "Warrant Agreements"), whether or not then exercisable or vested, shall upon consummation of the Merger, pursuant to the terms of such Warrants Agreements, automatically and without the action of any Person, be converted into the right to receive upon exercise of the rights under the Warrants Agreements, the Merger Consideration for which such Warrant Agreement could have been exercised immediately prior to the Effective Time (such amount being herein referred to as the "Warrant Price"). Parent agrees to cause the Surviving Corporation to pay the Warrant Price, if any, upon surrender by a holder of a Warrant Agreement.

                  (d) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and shall provide for the payment of any benefit due under such Option Plans in cash; (ii) the Company shall cause the provisions in any other plan, program or arrangement that currently provides or previously provided for the issuance or grant by the Company of any interest in respect of the capital stock of the Company, or for payments based on the value of the capital stock of the Company (each such other plan being referred to as an "Other Stock Plan"), to terminate as of the Effective Time and shall provide for the payment of any benefit due under such Other Stock Plans in cash; and (iii) the Company shall take all action necessary to (A) ensure that following the Effective Time no holder of Post-November 2000 Options or Warrants and Other Rights nor any participant in the Option Plans (other than holders of Pre-November 2000 Options that do not relinquish their options) or in any Other Stock Plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof, and (B) terminate all such option plans. The Parent shall assure that the Surviving Corporation has the funds necessary to meet its obligations under this Section 2.3(d).

                  (e) Prior to the Effective Time, the Board of Directors shall take all commercially reasonable action to terminate the Company's Employee Stock Purchase Plan and to return all cash accumulated in each participant's account to such participants.

                                  ARTICLE III.

                      REPRESENTATIONS AND WARRANTIES OF THE
                              PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

                  SECTION 3.1. Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub is a wholly owned subsidiary of Parent.

                  SECTION 3.2. Authority Relative to this Agreement. Parent and Merger Sub have the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity.

                  SECTION 3.3. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Merger Sub or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws or other organizational documents of either Parent or Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under, or result in the creation of a Lien (as defined in Section 4.2(b)) on any of the property or assets of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound or affected, except for, in the case of clause (i), conflicts, violations, breaches or defaults which would not be reasonably likely to (x) impair, in any material respect, the ability of either Parent or Merger Sub to perform their respective obligations under this Agreement or (y) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  (b) Except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (iii) the filing and recordation of appropriate merger documents as required by Delaware Law, and (iv) filings as may be required by any applicable "blue sky" laws and/or the rules of the National Association of Securities Dealers, Inc., neither Parent nor Merger Sub is required to submit any notice, report or other filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.3, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Merger Sub in connection with its execution, delivery or performance of this Agreement.

                  SECTION 3.4. Financing Arrangements. Parent has or, on or prior to the Closing Date, will have sufficient cash to pay the Merger Consideration.

                  SECTION 3.5. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity.

                  SECTION 3.6. Litigation. There are no claims, actions, suits, proceedings (including, without limitation, condemnation or arbitration proceedings) or investigations pending or, to the knowledge of Parent or Merger Sub, threatened against or involving Parent or Merger Sub, or any properties or rights of Parent or Merger Sub, by or before any Governmental Entity or arbitrator which, either individually or in the aggregate, are reasonably likely to be materially adverse to the ability of Parent and/or Merger Sub to consummate any transactions contemplated by this Agreement or to perform their respective obligations under this Agreement (a "Purchaser Material Adverse Effect").

                  SECTION 3.7. Brokers. Except as to J.P. Morgan Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

                  SECTION 3.8. Information Supplied. None of the information supplied by Parent or Merger Sub or their respective officers, directors, representatives, agents or employees (the "Purchaser Information") for inclusion in the proxy statement to be filed with the Securities and Exchange Commission (the "SEC") in connection with the Merger (the "Proxy Statement"), will, on the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of stockholders to be held in connection with the Merger (the "Special Meeting"), contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the date of the Special Meeting, any event with respect to Parent and/or Merger Sub, or with respect to information supplied by Parent and/or Merger Sub specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by Parent and/or Merger Sub and provided to the Company. All documents that Parent and/or Merger Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, each of Parent and Merger Sub makes no representation or warranty with respect to the information supplied or to be supplied by the Company or any affiliate (other than Parent or Merger Sub to the extent Parent and/or Merger Sub is determined to be an affiliate of the Company) thereof for inclusion or incorporation by reference in the Proxy Statement.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Merger Sub as follows:

                  SECTION 4.1. Organization and Qualification; Subsidiaries. (a) Each of the Company and its Subsidiaries (defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failure which, when taken together with all other such failures, would not be reasonably likely to have a Material Adverse Effect. The Company has heretofore made available to Parent and Merger Sub accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect of the Company and its Subsidiaries. For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries (other than losses incurred during the period commencing on March 1, 2003 and ending on August 31, 2003 in the amount of approximately $15.3 million) that is or is reasonably likely to be materially adverse to (x) the business, operations, properties (including intangible properties and leased, owned or managed properties), condition (financial or otherwise), assets, liabilities or regulatory status of the Company and the Subsidiaries, taken as a whole, other than changes or effects resulting from conditions in the United States or foreign economies or securities markets in general or resulting from conditions in the industry in which the Company and the Subsidiaries operate in general, except to the extent that the Company or the Subsidiaries are disproportionately affected thereby or (y) the ability of the Company to consummate any transactions contemplated by this Agreement or to perform its obligations under this Agreement.

                  (b) A true and complete list of all of the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the jurisdictions in which each Subsidiary is licensed or qualified to do business and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary, is set forth in Schedule 4.1 hereto.

                  (c) For purposes of this Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) in the case of partnerships, serves as a general partner, or (iii) in the case of a limited liability company, serves as managing member or owns a majority of the equity interests, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  SECTION 4.2. Capitalization. (a) The authorized capital stock of the Company consists of: (i) 40,000,000 shares of Company Common Stock and
(ii) 2,000,000 shares of preferred stock, $.01 par value per share, of the Company (the "Company Preferred Stock"). As of the date hereof, (A) 27,267,690 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) no shares of Company Preferred Stock were issued and outstanding, (C) 33,250 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1985 Stock Option Plan, (D) 2,612,450 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding

Options under the Company's 1994 Stock Incentive Plan, (E) 1,000,000 shares were reserved for issuance upon exercise of an outstanding option granted to Kenneth
R. Weller, (F) 1,815,500 shares of Company Common Stock were reserved for issuance upon the exercise of currently outstanding Warrants and Other Rights and (G) 2,439,025 shares of Company Common Stock are reserved for issuance upon conversion of the Note (as defined below). Except as set forth in Schedule 4.2(a) or in this Section 4.2(a): (x) there are no other options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock of or other equity interests in the Company or any of the Subsidiaries; (y) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote; and (z) there are no stockholders' agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. Except as set forth in Schedule 4.2(a), there are no programs in place or outstanding contractual obligations of the Company or any of the Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (2) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries. Schedule 4.2(a) contains a true, accurate and complete list, as of the date hereof, of the name of each Option and Warrant and Other Rights holder, the number of outstanding Options and Warrant and Other Rights held by such holder, the grant or purchase date thereof, the number of shares of Company Common Stock such holder is entitled to receive upon exercise thereof and the corresponding exercise price.

                  (b) All the outstanding capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and, except as set forth in Schedule 4.1, is owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever (collectively "Liens"). There are no existing options, calls, warrants or similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary. Except for the Subsidiaries and its interest in goodguys.com, Inc., the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, partnership, joint venture or other business association or entity. Neither the Company nor any Subsidiary is under any current or prospective obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or business association or entity.

                  SECTION 4.3. Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and the other Transaction Documents (as defined below) and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder and thereunder. The execution and delivery each Transaction Document by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law. Each Transaction Document has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                  SECTION 4.4. No Conflict; Required Filings and Consents.

                  (a) Except as set forth in Schedule 4.4(a) hereto, the execution and delivery of (w) this Agreement, (x) the unsecured subordinated convertible promissory note, dated the date hereof, in the aggregate principal amount of $5,000,000.00 issued to Parent (the "Note"), (y) the Intercreditor and Subordination Agreement, dated as of the date hereof, by and among Bank of America, N.A. as Agent, the Company, Good Guys California, Inc., and Parent (the "Intercreditor Agreement") and (z) the registration rights agreement, dated the date hereof, between Parent and the Company (the "Registration Rights Agreement" and together with this Agreement, the Intercreditor Agreement and the Note, the "Transaction Documents") by the Company does not, and the performance of such agreements by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected,
(ii) violate or conflict with the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company or any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under, or result in the creation of a Lien on any of the properties or assets (whether owned, leased or managed) of the Company or any of the Subsidiaries pursuant to, any agreement, contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property (whether owned, leased or managed) is bound or affected, except for, in the case of clause (i), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not be reasonably likely to (x) have a Material Adverse Effect, (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                  (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, if applicable, (iii) the filing and recordation of appropriate merger or other documents as required by Delaware Law, (iv) filings as may be required by any "blue sky" laws of various states and/or the rules of the National Association of Securities Dealers, Inc., and
(v) as set forth in Schedule 4.4(b) hereto, the Company and each of the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  SECTION 4.5. SEC Filings; Financial Statements.

                  (a) The Company has timely filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since December 31, 1999 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company has heretofore furnished or made available to Merger Sub a complete and correct copy of any amendments or modifications to SEC Reports which have not yet been filed with the SEC pursuant to the Securities Act or the Exchange Act.

                  (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and the Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate were not material in amount).

                  (c) Except as disclosed in any SEC Report filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Reports filed and publicly available prior to the date of this Agreement, the Company and the Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent or otherwise).

                  SECTION 4.6. Absence of Certain Changes or Events. Except as expressly permitted by this Agreement, as disclosed in any SEC Report filed prior to the date of this Agreement, or as set forth in Schedule 4.6 hereto, since February 28, 2003, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

                  (a)      any Material Adverse Effect;

                  (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of the Subsidiaries having a Material Adverse Effect;

                  (c) any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

                  (d) any change by the Company in accounting methods, principles or practices;

                  (e) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

                  (f) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, other than commitments or transactions entered into in the ordinary course of business consistent with past practice;

                  (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards) stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

                  (h) any entry by the Company or any Subsidiary into any employment, consulting, severance, termination or indemnification agreement with any director, officer or key employee of the Company or any Subsidiary;

                  (i) (i) any settlement or compromise by the Company or any Subsidiary of any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount involving more than $50,000 or (ii) any payment, discharge or satisfaction by the Company or any Subsidiary of any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than
(A) in the ordinary course of business and consistent with past practice or (B) with respect to any other such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; or

                  (j) any agreement, in writing or otherwise, by the Company or any Subsidiary to take any of the actions described in this Section 4.6, except as expressly contemplated by this Agreement.

                  SECTION 4.7. Litigation. Schedule 4.7 sets forth all litigation matters in which the Company and/or the Subsidiaries are involved as a party. There are no claims, actions, suits, proceedings (including, without limitation, condemnation or arbitration proceedings) or investigations pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Subsidiaries, or any properties or rights of the Company or any of the Subsidiaries, by or before any Governmental Entity or arbitrator which, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiaries nor any of their property is subject to any outstanding order, writ, judgment, injunction or decree.

                  SECTION 4.8. Employee Benefit Plans.

                  (a) (i) Schedule 4.8(a)(i) sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans").

                           (ii) Schedule 4.8(a)(ii) sets forth, with respect to each Option that is outstanding under the Option Plans as of the date hereof, the name of the holder of such Option, the number of shares of Company Common Stock subject to such Option, the date or grant of such Option and the exercise price per share of such Option.

                  (b) None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (the "Company Multiemployer Plan"). Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

                  (c) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

                  (d) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under
Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

                  (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

                  (g) None of the Company, the Subsidiaries, the officers of the Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Subsidiaries or any officer of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

                  (h) Except as set forth in Schedule 4.8(h), neither the Company nor any of the Subsidiaries is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) or Section 280G of the Code.

                  (i) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to Parent by the Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and (iii) summary plan descriptions.

                  (j) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

                  (k) All Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively, (including rules and regulations thereunder) and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included.

                  SECTION 4.9. Properties.

                  (a) The Company and each of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all Liens, except (i) Liens for current taxes not yet due and payable, (ii) Liens securing debt under that certain Loan and Security Agreement, dated as of September 30, 1999, by and among Bank of America, N.A. and General Electric Capital Corporation (as Lenders), Bank of America, N.A. (as Administrative Agent), General Electric Capital Corporation (as Documentation Agent) and Good Guys California, Inc. (as Borrower), as amended, (iii) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons and (iv) Liens against equipment leased by the Company, as lessee, under any operating lease, including Liens evidenced by protective UCC filings in favor of lessors of such equipment. All tangible personal property, fixtures and equipment which comprise the assets of the Company and the Subsidiaries, or are otherwise used in connection with its respective businesses, are in a good state of repair (ordinary wear and tear excepted) and operating condition. All improvements on the Leased Real Property (as defined below) are in good operating condition and repair, have all necessary access rights and utilities and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. Neither the Company nor any Subsidiary has any knowledge of or received written notice from any utility company, municipality or other entity of the discontinuation of sewer, water, electric, gas, telephone or other utilities or services presently provided or available to any Leased Real Property.

                  (b) Schedule 4.9(b) sets forth a true and complete list and description of each lease or sublease relating to Leased Real Property from which the Company or any Subsidiary currently operates (collectively, the "Company Material Leases"). Such description includes (i) the street address and current use of each Leased Real Property, (ii) the name of the landlord (and sublandlord, if applicable) and the entity which holds the tenant (and subtenant, if applicable) interest under each Company Material Lease, (iii) the identity of any guarantor of the Company's or any Subsidiary's obligations under any Company Material Lease, (iv) the approximate square footage of each Leased Real Property, (v) the aggregate annual rent (including base rent, and if applicable, percentage and additional rent) under each Company Material Lease
(vi) the length of the term and any options to renew provided for in each Company Material Lease and (vii) any provisions with respect to early termination of a Company Material Lease.

                  (c) Neither the Company nor any Subsidiary owns any real property.

                  (d) There are no violations of any law, ordinance or regulation (including, without limitation, any building, planning or zoning law, ordinance or regulation) relating to any of the real property or interests in real property leased or subleased by the Company or any Subsidiary, as lessee or lessor (the "Leased Real Property"), except for those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (e) The Company has, or has caused to be, delivered to Parent true and complete copies of the Company Material Leases and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, subordination, non-disturbance and attornment agreements, operating agreements, restrictive covenant agreements and notices to exercise renewal options). With respect to each of the Company Material Leases, (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect, (ii) except as otherwise set forth in Schedule 4.9(e), (x) such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions without the prior consent of any other party constitute a breach or default under such Company Material Lease or otherwise give the other party thereto a right to terminate such Company Material Lease and (y) there are no material controversies, claims, disputes or disagreements existing between the parties to such Company Material Lease and
(iii) neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder).

                  (f) All improvements on real property constructed by or on behalf of the Company or any Subsidiary, to the knowledge of the Company, were constructed in compliance with applicable laws, ordinances and regulations (including, but not limited to, any building or zoning laws, ordinances and regulations) affecting such Leased Real Property.

                  SECTION 4.10. Intellectual Property.

                  (a) The Company and the Subsidiaries own all right, title and interest in and to, or have a valid and enforceable license to use all the Intellectual Property (defined below) used by them in connection with their respective businesses, which represents all Intellectual Property rights necessary or desirable to the conduct of their business as now conducted. After the Closing, Merger Sub will own all right, title and interest in and to, or have a valid and enforceable license to use, the Intellectual Property. The Company and the Subsidiaries are in compliance with all contractual obligations relating to the protection of such Intellectual Property as they use pursuant to license or other agreement. To the knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. To the knowledge of the Company, the conduct of the Company's and the Subsidiaries' business as currently conducted does not conflict with or infringe or will conflict with or infringe any intellectual property or proprietary rights of any third party and none of the Intellectual Property infringes upon or unlawfully or wrongfully uses or incorporates any intellectual property or proprietary rights of any third party. There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries: (i) alleging any such conflict or infringement with any third party's intellectual property or proprietary rights; or (ii) challenging the Company's or any of the Subsidiaries' ownership or use of, or the validity or enforceability of any Intellectual Property.

                  (b) Schedule 4.10(b) sets forth a complete and current list of patents, copyrights, domain names, trademarks and common law rights pertaining to the Intellectual Property ("Listed Intellectual Property") and a summary description of each such item, the owner of record, date of application or issuance and relevant jurisdiction as to each. Except as described in Schedule 4.10(b), all Listed Intellectual Property is owned by the Company or the Subsidiaries free and clear of security interests, liens, encumbrances or claims of any nature. All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid. Except as listed in Schedule 4.10(b), no Listed Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

                  (c) Schedule 4.10(c) sets forth a complete list of all agreements relating to Intellectual Property owned by the Company or any of the Subsidiaries or to Intellectual Property licensed to the Company or any of the Subsidiaries. Except as set forth on Schedule 4.10(c), neither the Company nor any of the Subsidiaries, are under any obligation to pay royalties or other payments in connection with any agreement relating to the Intellectual Property, nor are they restricted from assigning their rights respecting any Intellectual Property nor will the Company or any of the Subsidiaries, otherwise be, as a result of the execution and delivery of this Agreement or the performance of Company's obligations under this Agreement, in breach of any agreement, contract or license relating to the intellectual property or proprietary rights of any other person or entity.

                  (d) Except as set forth in Schedule 4.10(d), no present or former employee, officer or director of the Company or any of the Subsidiaries, or any agent, consultant, outside contractor or subcontractor of the Company or any of the Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property. Except as set forth in Schedule 4.10(d), neither the Company nor any of the Subsidiaries have sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Intellectual Property.

                  (e) To the Company's knowledge: (i) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of the Company or any of the Subsidiaries for the benefit of any other person or entity other than the Company or any of the Subsidiaries; and (ii) no officer, director, employee, independent contractor or agent of the Company or any of the Subsidiaries has misappropriated any trade secrets or other confidential information of any other person or entity in the course of the performance of his or her duties as an officer, director, employee, independent contractor or agent of the Company or any of the Subsidiaries; and (iii) the Company and the Subsidiaries have taken all actions necessary or advisable to protect the Intellectual Property.

                  (f) Any Intellectual Property that was created by employees of the Company or any of the Subsidiaries was made in the regular course of such employees' employment or service relationships with the Company or any of the Subsidiaries using the Company's or any of the Subsidiaries' facilities and resources and, as such, constitute "works made for hire" within the meaning of Section 101 of the Copyright Act of 1976 (or are owned by such employees' employer pursuant to an equivalent legal doctrine in applicable jurisdictions). Each such employee who has created, contributed to or participated in the conception and development of the Intellectual Property or any employee who in the regular course of his employment may create Intellectual Property and all consultants, contractors, subcontractors or any other person or entity performing work on behalf of the Company or any of the Subsidiaries who have created, contributed to or participated in the conception and development of Intellectual Property, have signed an assignment or been a party to a similar agreement with the Company or any of the Subsidiaries that has accorded the Company or any of the Subsidiaries full, effective and exclusive ownership or, in the alternate, transferring and assigning to the Company or any of the Subsidiaries all right, title and interest in and to such Intellectual Property including copyright, patent and other intellectual property rights therein.

                  (g) For purposes of this Agreement, "Intellectual Property" shall mean (i) trademarks and service marks, logos, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password protected interpretive code or source code, object code, source files, development documentation, programming tools, drawings, specifications and technical data) and all applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, divisions, continuations, continuations-in-part, renewals or extensions; (iii) trade secrets, customer lists and supplier lists, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of such Web sites; (vii) rights under all agreements and licenses relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

                  SECTION 4.11. Insurance. Schedule 4.11 sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to Parent. All such policies are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies.

                  SECTION 4.12. Environmental.

         Except as set forth in Schedule 4.12:

                  (a) The Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws defined below, have obtained all Environmental Permits (defined below) and are and have been in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except where the failure to do so would not be reasonably likely to have, individually or the aggregate, a Material Adverse Effect.

                  (b)      Neither the Company nor any of the Subsidiaries has
(i) generated, stored, placed, held, located, released, transported or disposed of any Hazardous Substances (defined below) on, under, from or at any of the Company's or any of the Subsidiaries' properties (whether presently or formerly owned, leased or managed) or any other properties, (ii) any knowledge or reason to know of the presence or threat of release of any Hazardous Substances on, under or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, or (iii) received any written notice
(A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties;

                  (c) No Environmental Law imposes any obligation upon the Company or the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or the Subsidiaries' properties (whether owned, leased or managed) under any Environmental Law;

                  (d) The Company and the Subsidiaries have provided Parent with copies of any environmental assessment or audit report (including all records maintained for required environmental compliance) or other similar studies or analyses in the possession of the Company or the Subsidiaries relating to any real property currently or formerly owned, leased, managed or occupied by the Company or the Subsidiaries.

                  (e) As used in this Agreement, the following terms have the meanings set forth below:

                           (i) "Environmental Law" means any local, state or federal law, (including the common law), regulation or ordinance now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health or safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

                           (ii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

                           (iii) "Hazardous Substances" means any chemicals, materials or substances that are potentially harmful to human health and the environment or otherwise regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law, including without limitation, petroleum, petroleum products, cathode ray tubes, asbestos and asbestos-containing materials, and mold.

                  SECTION 4.13. Material Contracts.

                  (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or in Schedule 4.13, neither the Company nor any of the Subsidiaries is a party to or bound by:

                           (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act and the Exchange Act);

                           (ii) any contract or agreement for the purchase or lease (as lessee) of materials or personal property from any supplier or for the furnishing of services to the Company or any Subsidiary that involves or is likely to involve future monthly payments by the Company or any of the Subsidiaries of $50,000 or more;

                           (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any Subsidiary of services, materials, products, supplies or other assets, owned or leased by the Company or the Subsidiaries, that involves or is likely to involve future monthly payments to the Company or any of the Subsidiaries of $50,000 or more;

                           (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any Subsidiary in excess of an aggregate of $50,000;

                           (v) any contract, agreement or understanding with goodguys.com, Inc. or its stockholders;

                           (vi) any non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, the business of the Company or the Subsidiaries may be conducted;

                           (vii) any agreement with any present or former affiliates of the Company;

                           (viii) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing);

                           (ix) any voting or other agreement governing how any shares of Company Common Stock shall be voted;

                           (x) any agreement with any stockholders of the Company; or

                           (xi) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

The foregoing contracts and agreements to which the Company or any Subsidiary are parties or are bound are collectively referred to herein as "Company Material Contracts."

                  (b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.13(b)(i), the Company has, or has caused to be, delivered to Parent or its counsel true and complete copies of the Company Material Contracts requested by same and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments and waivers). Except as otherwise set forth in Schedule 4.13(b)(ii), each Company Material Contract will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute a breach or default under such Company Material Contract or otherwise give the contracting party a right to terminate such Company Material Contract. Except as set forth in Schedule 4.13(b)(ii), neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract.

                  (c) Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 4.13(c) or as expressly provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment or consulting agreement that cannot be terminated on thirty days' or less notice, (ii) agreement with any officer or other key employee of the Company or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any the Subsidiaries of the nature contemplated by this Agreement, (iii) agreement with respect to any officer or other key employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee or (iv) stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of such transactions.

                  SECTION 4.14. Conduct of Business.

                  (a) Except as set forth in Schedule 4.14(a), the business and operations of the Company and the Subsidiaries are not being conducted in default or violation of any term, condition or provision of (i) their respective Certificates of Incorporation or By-Laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, except, with respect to the foregoing clause (ii), defaults or violations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.14(a), to the Company's knowledge, no other party to any Company Material Contract is in default or violation in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or violation.

                  (b) Schedule 4.14(b) sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company or its Subsidiaries by any Governmental Authority (the "Licenses and Permits"), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Company's knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. To the Company's knowledge, the Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Company's and Subsidiaries' businesses in the manner now conducted and as proposed to be conducted, and none of the operations of the Company or Subsidiaries are being conducted in a manner that violates in any material respect any of the terms or conditions under which any License and Permit was granted. Except as set forth in Schedule 4.14(b), no such License and Permit will be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

                  (c) The contracts, agreements and understandings set forth on Schedule 4.14(c) have been terminated or expired by their terms, without any further liability to the Company or the Subsidiaries.

                  SECTION 4.15. Compliance with Law. Except as set forth in
Schedule 4.15, the operations of the Company and the Subsidiaries have been conducted in compliance in all material respects with all applicable laws, regulations, orders and other requirements of all Governmental Authorities having jurisdiction over the Company and the Subsidiaries and their respective assets, properties and operations. Except as set forth in Schedule 4.15, neither the Company nor any Subsidiary has received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority. The Company has no knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by this Agreement or would be reasonably likely to have a Material Adverse Effect. To the Company's knowledge, neither the Company nor any Subsidiary, nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Company or any Subsidiary has: used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

                  SECTION 4.16. Taxes.

                  (a)      Except as set forth in Schedule 4.16:

                           (i) All Tax Returns (as defined below) required to be filed by or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed (giving effect to all timely obtained extensions) with the appropriate taxing authorities and were, in all material respects, true, complete and correct.

                           (ii) The Company and each Subsidiary have paid or will have paid to the appropriate taxing authority on its behalf, within the time and in the manner prescribed by law, all material Taxes (as defined below) for which it is liable, whether or not shown as being due on any Tax Returns.

                           (iii) The Company and each Subsidiary have established on its books and records adequate reserves in accordance with GAAP for the payment of all Taxes for which it is liable that are not yet due and payable, and with respect to any such Taxes that have been proposed, assessed or asserted against them.

                           (iv) The Company and each Subsidiary have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes for which it is liable (including, without limitation, withholding of such Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws) and has, within the time and in the manner prescribed by law, withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable domestic and foreign laws.

                           (v) Neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

                           (vi)     There are no outstanding waivers or
         comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary.

                           (vii) No United States federal, state, local or foreign audits, investigations, other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no notification has been received by the Company or any Subsidiary that such an audit, investigation or other proceeding is pending or threatened.

                           (viii) Other than in the ordinary course of business consistent with its past practices, neither the Company nor any Subsidiary has granted any power of attorney or similar document that is currently in force with respect to any matter relating to Taxes.

                           (ix) No property of the Company or any Subsidiary is property that the Company, the Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of section 168 of the Code.

                           (x) The Company and each Subsidiary are members of an affiliated group of corporations within the meaning of section 1504(a) of the Code of which the Company is the common parent and such affiliated group files a consolidated return with respect to United States federal income taxes.

                           (xi) Neither the Company nor any Subsidiary has liability for the Taxes of any person (other than members of the affiliated group described in Section 4.16(a)(x))) under Treasury Regulations section 1.1502-6 (or a similar or corresponding provision of state, local, or foreign law).

                           (xii) There are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory Liens for Taxes not yet due.

                           (xiii) Neither the Company or any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

                           (xiv) No jurisdiction where the Company or any Subsidiary has not filed a Tax Return has made a claim that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

                           (xv) The Company and each Subsidiary have previously delivered or made available to Parent complete and accurate copies of all income Tax Returns filed with any taxing authority filed by or on behalf of the Company or any Subsidiary for taxable years 1999 through 2003.

                  (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real or personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto and any amendments thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

                  SECTION 4.17. Labor Relations. Except as set forth in the SEC Reports or Schedule 4.17, (i) each of the Company and the Subsidiaries is, and has at all times been, in material compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law; (ii) there is no labor grievance, arbitration, strike, slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; (iv) there are no proceedings pending between the Company and any of the Subsidiaries or any of their respective employees before any federal or state agency; and (v) to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-union employees of the Company or any of the Subsidiaries.

                  SECTION 4.18. Transactions with Affiliates. Except as disclosed in Schedule 4.18, no present or former affiliate of the Company has, or since December 31, 2002 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Subsidiaries,
(ii) has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries.

                  SECTION 4.19. Brokers. No broker, finder or investment banker (other than Jefferies & Company, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete copies of all agreements and other arrangements between the Company and Jefferies & Company, Inc.

                  SECTION 4.20. Control Share Acquisition. No state takeover statute or similar statute or regulation, including, without limitation, Section 203 of the Delaware Law and any statute adopted by the State of California (which statutes and regulations are herein after collectively referred to as "Takeover Laws"), or other comparable takeover provision of the Certificate of Incorporation or By-Laws of the Company applies or purports to apply to the Merger or this Agreement, or any of the transactions contemplated by this Agreement.

                  SECTION 4.21. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock which may be necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

                  SECTION 4.22. Investment Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  SECTION 4.23. Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or on the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at such time and in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Special Meeting, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, such event shall be so described by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, but subject to the definition of "Material Adverse Effect", the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent, Merger Sub or their respective affiliates (other than the Company to the extent the Company is determined to be an affiliate of Parent and/or Merger Sub) for inclusion or incorporation by reference in the Proxy Statement.

                  SECTION 4.24. WARN. Within the past twelve months: (i) neither the Company nor any of its Subsidiaries has effectuated a "plant closing" or a "mass layoff" (as such terms are defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")); (ii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and (iii) none of the Company's or any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

                  SECTION 4.25. Suppliers. No supplier of the Company or any Subsidiary whose failure to continue to be a supplier of the Company or any Subsidiary would reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect has indicated to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying products or services to the Company or any of its Subsidiaries.

                  SECTION 4.26. Bank Accounts. Schedule 4.26 sets forth a complete list of the names and locations of each bank or other financial institution at which the Company or any of its Subsidiaries has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, holding powers of attorney or comparable delegation of authority from the Company or its Subsidiaries and a summary statement thereof.

                  SECTION 4.27. Board Action. The Board of Directors, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Documents, the Merger and the transactions contemplated hereby and thereby; (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into the Transaction Documents and consummate the Merger on the terms and subject to the conditions set forth in this Agreement; (iii) approving the Transaction Documents, the Merger and the transactions contemplated hereby and thereby for purposes of Section 203 of Delaware Law, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders to be held as promptly as practicable; and (v) recommending that the holders of Company Common Stock adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 5.2. Such resolutions are sufficient to render inapplicable to Merger Sub and Parent, this Agreement, the Merger and the transactions contemplated hereby the restrictions on "business combinations" contained in Section 203 of Delaware Law.

                  SECTION 4.28. Opinion of Financial Advisor. Prior to or concurrently with the execution of this Agreement, Jefferies & Company, Inc. has rendered to the Board of Directors a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to such holders, other than Parent, Merger Sub and their respective affiliates, from a financial point of view. A true and correct copy of such opinion will be delivered to Merger Sub, solely for information purposes, within one business day following receipt thereof by the Company. The Company has been authorized by Jefferies & Company, Inc. to permit the inclusion of such opinion in its entirety in the Proxy Statement.

                  SECTION 4.29. Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the certificates delivered pursuant to Sections 7.3(a) and (b) hereof or in any Schedule furnished or to be furnished by the Company to Parent or Merger Sub pursuant to the provisions hereof, contains or will contain any untrue statement of material facts or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except as expressly contemplated by this Agreement, the Company shall, and shall cause each of the Subsidiaries to (i) carry on its respective businesses in the ordinary course consistent with past practice, (ii) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use reasonable best efforts to preserve its relationships with customers, suppliers, third party payors and other Persons with which it has business dealings, (iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) maintain in full force and effect all Licenses and Permits necessary for such business. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in
Schedule 5.1, the Company shall not, and shall cause each of the Subsidiaries not to, directly or indirectly, without the prior written consent of Merger Sub:

                  (a) amend its Certificate of Incorporation or By-Laws or similar organizational documents or change the number of directors constituting its entire board of directors;

                  (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or
(B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than shares of Company Common Stock issued upon the exercise of Options or Warrants and Other Rights outstanding on the date hereof in accordance with the Option Plans or Warrant Agreements, as the case may be, as in effect on the date hereof; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests;

                  (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, except (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice and (y) other purchases in the ordinary course of business consistent with past practice in an amount not involving more than $50,000 in the aggregate;

                  (d) authorize or make any capital expenditures in the aggregate in excess of $400,000;

                  (e) except in the ordinary course of business, amend or terminate any Company Material Contract or Company Material Lease, or waive, release or assign any material rights or claims thereunder;

                  (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

                  (g) (i) enter into any employment or severance agreement with or, except in accordance with the existing policies of the Company, grant any severance or termination pay to any officer, director or key employee of the Company or any Subsidiary; or (ii) hire or agree to hire any new or additional key employees or officers;

                  (h) except as required to comply with applicable law or as provided for in this Agreement or required by any option plan or any employment agreement set forth on Schedule 5.1(h), (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

                  (i) (i) incur or assume any long-term debt, or except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice); (v) settle any claims other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction;

                  (j) change any accounting method, including any accounting method with respect to Taxes, used by it unless required by GAAP;

                  (k) other than in the ordinary course of business consistent with past practice, make any Tax election or settle or compromise any Tax liability;

                  (l) (i) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount involving more than $250,000 in the aggregate or
(ii) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

                  (m) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

                  (n) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice or in connection with replacing such policy with a policy providing comparable coverage;

                  (o) revalue any assets of the Company, except as required by GAAP;

                  (p) enter into any new material line of business or enter into any contract that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business;

                  (q) enter into any contract to allocate, share or otherwise indemnify for Taxes;

                  (r) acquire, make (or commit to make) an investment in, or make a capital contribution to, any Person;

                  (s) take or omit to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken or omitted, or would result in any of the conditions set forth in Article VII hereof not being satisfied; or

                  (t) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

                  SECTION 5.2. No Solicitation. (a) The Company shall not, nor shall it permit or authorize any of the Subsidiaries or any officer, director, employee, agent or representative (including accountants, attorneys and investment bankers) of the Company or any of the Subsidiaries (collectively, the "Company Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.2(b), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement, dated August 23, 2002, as amended (the "Confidentiality Agreement"), between the Company and Parent (provided that such confidentiality agreements may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal which is pending at the time the Company determines to take such action; and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under Delaware Law. The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any such confidentiality agreement or any other confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any breach by any Company Representative, or action taken by any Company Representative with the intent of circumventing, any of the provisions set forth in the preceding sentence shall be deemed to constitute a breach of this Section 5.2 by the Company (whether or not such Company Representative is purporting to act on behalf of the Company).

                  The Company will promptly (and in any event within one (1) business day) notify Parent in writing, of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal, and the Company will promptly communicate to Parent the material terms and conditions of any proposal, discussion, negotiation or inquiry which it may receive. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person which was not previously provided to Parent. The Company will keep Parent reasonably informed of the status and details of any such Takeover Proposal.

                  As used in this Agreement, the following terms have the meanings set forth below:

                  "Superior Proposal" means an unsolicited written proposal by a Third Party (defined below) to acquire, directly or indirectly, 25% or more of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors determines in good faith to be more favorable to the Company's stockholders than the Merger (based in part on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal, taking into account the Termination Fee (as defined below), exceeds the value of the consideration provided for in the Merger), (ii) which is not subject to a financing contingency and (iii) which, in the good faith reasonable judgment of the Board of Directors of the Company, is reasonably likely to be consummated within a reasonable time.

                  "Takeover Proposal" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its Subsidiaries or 20% or more of any class of equity securities of the Company or any of the Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of the Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of any material portion of the assets of, or 20% or more of the equity interest in either the Company or any of the Subsidiaries.

                  "Third Party" means any Person or group other than Parent, Merger Sub or any affiliate thereof.

                  (b) Except as set forth in this Section 5.2(b), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under Delaware Law, (C) at least three business days shall have passed following Parent's receipt of written notice from the Company advising Parent that the Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Parent does not make an offer that the Board of Directors shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is as favorable (taking into account the Termination Fee) to the Company stockholders as such Superior Proposal and (D) concurrently with taking such action the Company shall pay the Termination Fee as provided in Section 8.2(b) (whether or not this Agreement shall be terminated).

                                   ARTICLE VI.

                              ADDITIONAL AGREEMENTS

                  SECTION 6.1. Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare the preliminary Proxy Statement and, after consultation with and review by Merger Sub, file the preliminary Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by Merger Sub, to respond promptly to any comments made by the SEC with respect to the Proxy

Statement; and (ii) promptly upon the earlier of (x) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (y) the conclusion of any SEC review of the preliminary Proxy Statement, cause a definitive Proxy Statement to be mailed to the Company's stockholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy materials will be mailed by the Company without consultation and review by Parent or Merger Sub. The Company will promptly notify Parent and Merger Sub of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or definitive Proxy Statement or for additional information, and will promptly supply Parent and Merger Sub with copies of all written correspondence between the Company or Company Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary Proxy Statement, the definitive Proxy Statement, the Merger or any of the other transactions contemplated by this Agreement. Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and Merger Sub and their respective affiliates as may be required to be disclosed therein. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors may withdraw, modify or change its recommendation of the Merger and this Agreement if it does so in accordance with Section 5.2(b) hereof.

                  SECTION 6.2. Meeting of Stockholders of the Company. As promptly as practicable after the date of this Agreement, the Company shall promptly take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-Laws to convene the Special Meeting, whether or not the Board of Directors or any committee thereof has withdrawn or modified, or proposes to withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger. The stockholder vote required for approval of the Merger will be no greater than that set forth in Delaware Law. Subject to the provisions of Section 5.2(b) hereof, the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to secure any vote of stockholders required by Delaware Law to effect the Merger.

                  SECTION 6.3. Compliance with Law. Each of the Company, Parent and Merger Sub will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                  SECTION 6.4. Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time and (ii) any failure of the Company, or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Parent.

                  SECTION 6.5. Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Parent and Merger Sub reasonable access at all reasonable times to its officers, employees, agents, properties (including, without limitation, for purposes of conducting environmental site assessments), offices and other facilities and to all books and records, and shall promptly furnish Parent and Merger Sub with (a) all financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request and (b) a copy of each report, schedule and other document filed or received by the Company or any of the Subsidiaries during such period pursuant to the requirements of applicable securities laws.

                  SECTION 6.6. Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by law.

                  SECTION 6.7. Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents (including, without limitation, any consents relating to Company Material Leases) and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and (ii) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

                  Company shall use reasonable best efforts to obtain from each landlord or sublandlord (as the case may be) of Company or any Subsidiary under a Company Material Lease an estoppel certificate certifying that such Company Material Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the rent and other charges payable hereunder have been paid, and stating whether or not, to the knowledge of the signer of such certificate, the tenant or subtenant (as the case may be) thereunder is in default in the performance of any covenant, agreement or condition contained in such Company Material Lease and, if so, specifying each such default of which the signer may have knowledge.

                  SECTION 6.8. Agreement to Defend and Indemnify.

                  (a) From and after the Effective Time, Parent agrees to, and agrees to cause the Surviving Corporation to, honor any rights to indemnification or exculpation from liabilities in favor of the officers and directors of the Company and each of its Subsidiaries (collectively, the "Indemnified Parties") as provided in their respective certificates of incorporation or by-laws

(or comparable organizational documents) and the indemnification agreements set forth on Schedule 6.8(a), of the Company. Parent further agrees, for a period of five years after the Effective Time, that it will not, and will not permit the Surviving Corporation (or any successor entity owned or controlled by Parent), to amend, modify or repeal any provision of the certificates of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries relating to the indemnification of officers, directors and/or employees.

                  (b) For five years after the Effective Time, Parent shall, and shall cause the Surviving Corporation (or any successor entity owned or controlled by Parent) to, use reasonable best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, Parent shall not be obligated to cause the Surviving Corporation (or any successor entity owned or controlled by Parent) to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed in writing to Parent, and if Parent or the Surviving Corporation is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (c) Notwithstanding Section 9.7 hereof, this Section 6.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

                  (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

                  SECTION 6.9. Employee Benefits. For a period of six months following the Effective Time (the "Benefits Continuation Date"), Parent shall maintain, or cause to be maintained, each of the Company Employee Benefit Plans (other than stock based plans), provided that the Parent may substitute another plan or arrangement for any Company Employee Benefit Plan provided that such substituted plan or arrangement offers comparable benefits taken as a whole, provided, further, that in the event the costs of maintaining the Company Employee Benefit Plans increase prior to the Benefits Continuation Date, Parent may proportionately increase the fees it charges the Surviving Corporation's employees to participate in the Company Employee Benefit Plans. Notwithstanding the foregoing, Parent or the Surviving Corporation may amend or terminate any of the Company Employee Benefit Plans following the Benefits Continuation Date in accordance with their respective terms and applicable law. In addition, Parent shall, or shall cause the Surviving Corporation (or any successor entity owned or controlled by Parent) to, honor the agreements set forth on Schedule 6.9.

                  SECTION 6.10. State Takeover Laws. If any Takeover Law becomes or is deemed to become applicable to the Merger or this Agreement or any of the transactions contemplated by this Agreement, the Company shall promptly take all action necessary to render such Takeover Law inapplicable to all of the foregoing.

                  SECTION 6.11. SEC Reports. From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company shall file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act and the Securities Act, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act and the Securities Act, each as applicable to such SEC Reports.

                  SECTION 6.12. Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from the Nasdaq National Market and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting or termination shall not be effective until after the Effective Time.

                  SECTION 6.13. Resignations. At or prior to the Effective Time, the Company shall obtain the resignations of each director of the Company and, if so requested by Merger Sub, of any officer of the Company and any director or officer of any Subsidiary of the Company.

                  SECTION 6.14. Communications to Employees. Merger Sub and the Company will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company or any of the Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement.

                  SECTION 6.15. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

                  SECTION 6.16. Voting of Company Common Stock. Parent and Merger Sub shall, and shall cause their respective affiliates to, vote any shares of Company Common Stock held by them in favor of the Merger and the adoption of this Agreement.

                  SECTION 6.17. Note. Prior to or concurrently with the execution of this Agreement, Parent will make the investment to be evidenced by the Note.

                                  ARTICLE VII.

                              CONDITIONS OF MERGER

                  SECTION 7.1. Conditions for Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

                  (b) Injunction. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

                  (c) HSR. Any waiting period applicable to the Merger under the HSR Act shall have expired or have been terminated.

                  SECTION 7.2. Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

                  (a) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received certificates of the President or Chief Executive Officer or a Vice President of Parent and Merger Sub to that effect.

                  (b) Representations and Warranties of Parent and Merger Sub. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of Parent and Merger Sub that are so qualified and relate to a particular date which representations and warranties shall be true and correct in all respects as of such date); provided, however, that this condition shall be deemed satisfied if the cumulative effect of all inaccuracies of Parent's and Merger Sub's representations and warranties (for this purpose disregarding any qualification or limitation as to knowledge, materiality or Purchaser Material Adverse Effect) would not be reasonably likely to have a Purchaser Material Adverse Effect. The Company shall have received certificates of the President or Chief Executive Officer or a Vice President of each of Parent and Merger Sub to the foregoing effects.

                  (c) Purchaser Material Adverse Effect. Since the date hereof, there shall not have been any Purchaser Material Adverse Effect.

                  SECTION 7.3. Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent and Merger Sub:

                  (a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

                  (b) Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of the Company that are so qualified and relate to a particular date which representations and warranties shall be true and correct in all respects as of such date); provided, however, that this condition shall be deemed satisfied if the cumulative effect of all inaccuracies of the Company's representations and warranties (for this purpose disregarding any qualification or limitation as to knowledge, materiality or Material Adverse Effect) would not be reasonably likely to have a Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects.

                  (c) Material Adverse Effect. Since the date hereof, there shall not have been any Material Adverse Effect.

                  (d) Consents. The Company shall have obtained and provided to Parent and Merger Sub copies of evidence with respect thereto the consents of third parties listed on Schedule 7.3(d), the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub.

                  (e) Pre-November 2000 Options. Not less than seventy-five percent (75%) of the Pre-November 2000 Options shall have been terminated, without any further liability to the Company or the Subsidiaries.

                  (f) Approvals. All notices, applications, approvals, consents, and waivers ("Approvals") required to be furnished to or obtained from any Governmental Entity necessary in order for the Company to conduct its business following the consummation of the transactions contemplated by this Agreement in all material respects in the manner as such business, taken as a whole, was conducted prior to the Effective Time shall have been obtained or furnished and any applicable waiting period or periods shall have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall have been received by the Company).

                                 ARTICLE VIII.

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

                  (a) By the mutual written consent of the Board of Directors of Parent, Merger Sub and the Company; or

                  (b) By Parent, Merger Sub or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                  (c) By Parent, Merger Sub or the Company, if the stockholders of the Company fail to approve the Merger upon the taking of a vote at a duly held meeting of the stockholders or at any adjournment thereof; or

                  (d) By Parent or Merger Sub if, without any material breach by Merger Sub or Parent of their respective obligations under this Agreement, the Merger shall not have been consummated on or before March 15, 2004 (the "Termination Date").

                  (e) By the Company if, without any material breach by the Company of its obligations under this Agreement, the Merger shall not have been consummated on or before the Termination Date.

                  (f)      By the Company:

                           (i) if the Company has approved a Superior Proposal in accordance with Section 5.2(b), provided the Company has complied with all provisions thereof, including the notice provisions therein; or

                           (ii) if Parent or Merger Sub shall have breached its representations, warranties, covenants or other agreements contained in this Agreement and the cumulative effect of all inaccuracies of the Parent's and Merger Sub's representations and warranties (for this purpose disregarding any qualification or limitation as to knowledge, materiality or Purchaser Material Adverse Effect) would be reasonably likely to have a Purchaser Material Adverse Effect and which breach or failure to perform is incapable of being cured or has not been cured by ten business days following written notice thereof to Parent from the Company.

                  (g)      By Parent or Merger Sub:

                           (i) if the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger, or shall have approved a Takeover Proposal, or if the Company shall have entered into an agreement to effect a Takeover Proposal; or

                           (ii) if (A) a tender or exchange offer relating to securities of the Company shall have been commenced (other than pursuant to Section 2.3(b) hereof) and the Board of Directors shall not have recommended that the Company's stockholders reject such tender or exchange offer within ten business days after the commencement thereof or (B) the Board of Directors shall have waived Section 203 of Delaware Law with respect to any Person other than Parent, Merger Sub or their affiliates or any group of which any them is a member; or

                           (iii) if the Company, or any of the Company Representatives, shall take any actions in breach of Section 5.2(a) hereof; or

                           (iv) if the Company shall have breached its representations, warranties, covenants or other agreements contained in this Agreement and if the cumulative effect of all inaccuracies of the Company's representations and warranties (for this purpose disregarding any qualification or limitation as to knowledge, materiality or Material Adverse Effect) would be reasonably likely to have a Material Adverse Effect and which breach or failure to perform is incapable of being cured or has not been cured within ten business days following written notice thereof to the Company from Merger Sub.

                  SECTION 8.2. Effect of Termination.

                  (a) In the event of termination of this Agreement by either the Company, Parent or Merger Sub as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of this Article VIII and as provided in Section 6.8 and Section 9.1 and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  (b) If (x) Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(g)(i), 8.1(g)(ii) or 8.1(g)(iii) or (y) the Company terminates this Agreement pursuant to Section 8.1(f)(i), then in each case, the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000.00) (the "Termination Fee").

                  (c) If (x) Parent, Merger Sub or the Company terminates this Agreement pursuant to Section 8.1(c), 8.1(d), 8.1(e) or 8.1(g)(iv), in each case after the Company's receipt of a Takeover Proposal, and (y) within twelve
(12) months after such termination, the Company enters into an agreement with respect to a Takeover Proposal, then the Company shall pay the Termination Fee concurrently with entering into any such agreement.

                  (d) If (x) Parent, Merger Sub or the Company terminates this Agreement pursuant to Section 8.1(c), 8.1(d), 8.1(e) or 8.1(g)(iv) and the Company has not received a Takeover Proposal at the time of termination and (y) within nine (9) months after such termination, the Company enters into an agreement with respect to a Takeover Proposal, then the Company shall not pay the Termination Fee but shall pay Parent Nine Hundred Thousand Dollars ($900,000), for expenses incurred in connection with the drafting, negotiation and execution of this Agreement and the other Transaction Documents, concurrently with entering into any such agreement.

                                   ARTICLE IX.

                               GENERAL PROVISIONS

                  SECTION 9.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except as provided in Section 8.2 and except that the agreements set forth in Article II, Section 6.8 and Section
6.9 shall survive the Effective Time in accordance with their express terms and those set forth in Article VIII and Section 9.3 shall survive termination indefinitely.

                  SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      if to Parent or Merger Sub:

                           Grupo Sansborns, S.A. de C.V.
                           c/o Grupo Finan Inbursa
                           Paseo de Las Palmas 736
                           Mexico Col. Lomas de Chapultepec
                           Attention: Eduardo Valdes Acra
                                      Javier Cervantes
                           Facsimile: 011-525-520-5326
                                      011-525-540-7492

                           With a copy to:

                           Willkie Farr & Gallagher LLP
                           787 Seventh Avenue
                           New York, New York 10019
                           Attention: Thomas M. Cerabino, Esq.
                           Facsimile: (212) 728-8111

                  (b)       if to the Company:

                           Good Guys, Inc.
                           1600 Harbor Bay Parkway
                           Alameda, CA 94502
                           Attention: Chief Executive Officer
                           Facsimile: (510) 747-6291

                           With copies to:

                           Howard, Rice, Nemerovski, Canady, Falk & Rabkin 3 Embarcadero Center, 7th Floor
                           San Francisco, CA 94111-4065
                           Attention: Richard W. Canady
                           Facsimile: (415) 217-5910

                  SECTION 9.3. Expenses. Except as set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  SECTION 9.4. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

                  (c) "knowledge" means the knowledge of any officer or director of the party making the representation and warranty.

                  (d) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

                  (e) The following terms shall have the meanings ascribed to them in the respective section of the Agreement:

"Agreement" - See the Preamble

"Benefits Continuation Date" - See Section 6.9

"Board of Directors" - See the Recitals

"Certificate of Merger" - See Section 1.3

"Certificate" - See Section 2.1(e)

"Closing" - See Section 1.2

"Closing Date" - See Section 1.2

"Code" - See Section 2.2(g)

"Company" - See the Preamble

"Company Common Stock" - See Section 2.1(b)

"Company Employee Benefit Plans" - See Section 4.8(a)

"Company ERISA Affiliate" - See Section 4.8(a)

"Company Material Contracts" - See Section 4.13(a)

"Company Material Leases" - See Section 4.9(b)

"Company Multiemployer Plan" - See Section 4.8(b)

"Company Preferred Stock" - See Section 4.2(a)

"Company Representatives" - See Section 5.2(a)

"Confidentiality Agreement" - See Section 5.2(a)

"Delaware Law" - See the Recitals

"Dissenting Shares" - See Section 2.1(d)

"Effective Time" - See Section 1.3

"Environmental Law" - See Section 4.12(e)

"Environmental Permit" - See Section 4.12(e) "

ERISA" - See Section 4.8(a)

"Exchange Act" - See Section 3.3(b)

"Exchange Agent" - See Section 2.2(a)

"Exchange Fund" - See Section 2.2(a)

"Excluded Shares" - See Section 2.1(b)

"GAAP" - See Section 4.5(b)

"Governmental Entity" - See Section 3.3(b)

"Hazardous Substances" - See Section 4.12(e)

"HSR Act" - See Section 3.3(b)

"Indemnified Parties" - See Section 6.8(a)

"Intellectual Property" - See Section 4.10(g)

"Intercreditor Agreement" - See Section 4.4(a)

"Leased Real Property" - See Section 4.9(d)

"Licenses and Permits" - See Section 4.14(b)

"Liens" - See Section 4.2(b)

"Listed Intellectual Property" - See Section 4.10(b)

"Material Adverse Effect" - See Section 4.1(a)

"Merger" - See the Recitals

"Merger Consideration" - See Section 2.1(b)

"Merger Sub" - See the Preamble

"Merger Sub Common Stock" - See 2.1(a)

"Note" - See Section 4.4(a)

"Option Plans" - See Section 2.3(a)

"Option Price" - See Section 2.3(a)

"Options" - See Section 2.3(b)

"Other Stock Plan" - See Section 2.3(d)

"Parent" - See the Preamble

"Post-November 2000 Options" - See Section 2.3(a)

"Pre-November 2000 Options" - See Section 2.3(b)

"Proxy Statement" - See Section 3.8

"Purchaser Information" - See Section 3.7

"Purchaser Material Adverse Effect" See Section 3.6

"Registration Rights Agreement" - See Section 4.4(a)

"Restated Certificate" - See Section 1.6

"SEC" - See Section 3.8

"SEC Reports" - See Section 4.5(a)

"Securities Act" - See Section 4.5(a)

"Special Meeting" - See Section 3.8

"Subsidiary" - See Section 4.1(c)

"Superior Proposal" - See Section 5.2(a)

"Surviving Corporation" - See Section 1.1

"Takeover Laws" - See Section 4.20

"Takeover Proposal" - See Section 5.2(a)

"Tax Return" -Section 4.16(b)

"Taxes" - See Section 4.16(b)

"Termination Date" - See Section 8.1(d)

"Termination Fee" - See Section 8.2(b)

"Third Party" - See Section 5.2

"Transaction Documents" - See Section 4.4(a)

"Transfer Taxes" - See Section 6.14

"WARN Act" - See Section 4.24

"Warrant Agreements" - See Section 2.3(c)

"Warrants and Other Rights" - See Section 2.3(c)

"Warrant Price" - See Section 2.3(c)

                  SECTION 9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided herein.

                  SECTION 9.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                  SECTION 9.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

                  SECTION 9.10. Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and Merger Sub, and by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 9.11. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   GOOD GUYS, INC.

                                   By: /s/ Kenneth R. Weller
                                       -----------------------------------------
                                       Name: Kenneth R. Weller
                                       Title: Chairman & Chief Executive Officer

                                   COMPUSA INC.

                                   By: /s/ Javier Larraza
                                       -----------------------------------------
                                       Name: Javier Larraza
                                       Title: Executive Vice President/ Chief
                                         Financial Officer

                                   GLADIATOR ACQUISITION CORP.

                                   By: /s/ Javier Larraza
                                       -----------------------------------------
                                       Name: Javier Larraza
                                       Title: President

                                   US Commercial Corp. De C.V. hereby
                                   unconditionally agrees to cause Parent and Merger Sub to pay the Merger Consideration on or after the Closing in accordance with the terms of this Agreement.

                                   US COMMERCIAL CORP. DE C.V.

                                   By: /s/ Eduardo Valdes
                                       -----------------------------------------
                                       Name: Eduardo Valdes
                                       Title: Attorney In Fact

                      [Signature Page to Merger Agreement]